Exhibit 5.1

                                                        May 24, 2002

Repligen Corporation
117 Fourth Avenue
Needham, MA 02494

Re: Registration Statement on Form S-8 Relating to Repligen Corporation Relating to the 2001 Repligen Corporation Stock Option Plan (the "Plan")

Ladies and Gentlemen:

      Reference is made to the Registration Statement on Form S-8 (the "Registration Statement") filed by Repligen Corporation (the "Company") on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to an aggregate of 3,249,619 shares of Common Stock, par value $.01 per share, of the Company issuable pursuant to the Plan (the "Shares").

      We are counsel to the Company and are familiar with the proceedings of its stockholders and Board of Directors. We have examined copies of the Plan, the Company's Restated Certificate of Incorporation, as amended, the Company's Bylaws, as amended, the corporate records of the Company to the date hereof, and such other certificates, documents, records and materials as we have deemed necessary in connection with this opinion letter.

      Based upon and subject to the foregoing, we are of the opinion that the Shares issued or proposed to be issued by the Company pursuant to the Plan, and the terms of any agreement relating to such issuance, will be, upon receipt of the consideration provided for in the Plans, validly issued, fully paid and non-assessable after issuance of such Shares in accordance with the terms of the Plans.

      We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                        Very truly yours,


                                        /s/ Testa, Hurwitz & Thibeault, LLP

                                        TESTA, HURWITZ & THIBEAULT, LLP